EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-127441, 333-108604, 333-64418, 333-64092, 333-05769 and 33-81894) pertaining to the 2001 Stock Option Plan, the 2001 Employee Stock Purchase Plan and the 1995 Stock Option Plan of Genelabs Technologies, Inc. and in the Registration Statement (Form S-3 No. 333-108608) and the related Prospectuses of our report dated February 28, 2006, with respect to the consolidated financial statements of Genelabs Technologies, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Palo Alto, California
March 28, 2006